Exhibit 99.1

The TJX Companies, Inc. Reports Fiscal Year and Fourth Quarter 2009 Results

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 25, 2009--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the fiscal year and fourth quarter ended January 31, 2009. Net sales for the 53-week fiscal year were $19.0 billion, a 4% increase over the prior year. Consolidated comparable store sales on a constant currency and 52-week basis increased 1% versus a 2% increase last year. Net income from continuing operations for the 53-week fiscal year was $915 million, and diluted earnings per share from continuing operations were $2.08, compared with $1.68 last year. A number of factors impacting the comparability of earnings per share are detailed in a table below. Excluding these factors, adjusted diluted earnings per share from continuing operations for the fiscal year on a 53-week basis were $2.01, a 4% increase over the adjusted $1.93 in the prior year.

For the 14-week fourth quarter ended January 31, 2009, net sales were $5.4 billion, flat with last year. Consolidated comparable store sales on a constant currency and 13-week basis decreased 2% in the fourth quarter versus a 2% increase in the same period last year. Net income from continuing operations was $251 million, and diluted earnings per share from continuing operations were $.58, compared with $.67 last year. A number of factors impacting the comparability of earnings per share are detailed in a table below. Excluding these factors, adjusted diluted earnings per share from continuing operations for the fourth quarter on a 14-week basis were $.55 compared to the adjusted $.65 in the prior year and above the Company’s previous estimate of $.50 to $.51.

Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, “Since the Fall, given the extraordinary challenges that the economy has presented, we have held our own, with customer traffic being up. This speaks to our ability to maintain a compelling value proposition even in an extremely promotional environment and gain market share. We believe that our excellent values, as well as our business model, which is one of the most flexible in the world, and our very strong financial position, lie at the root of our ability to weather challenging times, today as they have in past recessions. For 2009, we will manage the business with conservative sales expectations, very lean inventories and aggressive cost control, which we believe will best position us in the short term. We are confident in our ability to endure this recession and believe that we will emerge from it in an even more advantageous competitive position, poised to continue pursuing our growth opportunities in North America and Europe.”

Sales by Business Segment

The Company’s comparable store sales on a constant currency basis and net sales by division for Fiscal 2009 were as follows:

	Full Year		Full Year
	Comparable Store Sales		Net Sales ($ in millions)
	FY2009	FY2008	FY2009	FY2008
	(52 Weeks)	(52 Weeks)	(53 Weeks)	(52 Weeks)
In the U.S.:
Marmaxx†	0%	+1%	$12,362	$11,967
HomeGoods	-3%	+3%	$1,578	$1,480
A.J. Wright	+4%	+2%	$678	$633
In Canada:
Winners/HomeSense/StyleSense	+3%	+5%	$2,139	$2,041
In Europe:
T.K. Maxx/HomeSense	+4%	+6%	$2,242	$2,216

TJX	+1%	+2%	$19,000	$18,337
†Combination of T.J. Maxx and Marshalls

The Company’s comparable store sales on a constant currency basis and net sales by division, in the fourth quarter, were as follows:

	Fourth Quarter		Fourth Quarter
	Comparable Store Sales		Net Sales ($ in millions)
	FY2009	FY2008	FY2009	FY2008
	(13 Weeks)	(13 Weeks)	(14 Weeks)	(13 Weeks)
In the U.S.:
Marmaxx†	-3%	+1%	$3,544	$3,413
HomeGoods	-7%	0%	$482	$448
A.J. Wright	-2%	+1%	$199	$189
In Canada:
Winners/HomeSense/StyleSense	-1%	+5%	$535	$621
In Europe:
T.K. Maxx/HomeSense	+3%	+5%	$619	$721

TJX	-2%	+2%	$5,380	$5,392
†Combination of T.J. Maxx and Marshalls

Impact of Foreign Currency Exchange Rates

In addition to its U.S. businesses, the Company operates stores in Canada, the U.K., Ireland, and Germany. Changes in foreign exchange rates affect the translation of the sales and earnings of these businesses into U.S. dollars for financial reporting purposes. While these effects are usually not material, they can be if rates change significantly between reporting periods, as they did during the second half of Fiscal 2009.

Additionally, the Company routinely enters into inventory-related hedging instruments to mitigate the impact of foreign exchange on merchandise margins when the Company’s international divisions purchase goods from U.S. sources. For accounting purposes, there is a mark-to-market adjustment on the hedging instruments at the end of each quarter. While these adjustments occur every quarter, they are of much greater magnitude when there is significant volatility in currency exchange rates.

The impact of foreign currency on earnings per share is discussed further below under “Items Impacting Comparability in Fiscal 2009 and Fourth Quarter.” Furthermore, a table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as on the segment profit and segment profit margins of the Company’s T.K. Maxx and Winners businesses, is on the Company’s website, www.tjx.com.

In Fiscal 2009, the movement in foreign currency exchange rates had a two percentage-point negative impact on TJX consolidated net sales. For this year’s fourth quarter, foreign currency exchange rates had a six percentage-point negative impact on TJX consolidated net sales. As previously announced, the Company will report comparable store sales on a constant currency basis only (which assumes currency exchange rates remained unchanged from the prior year), which it believes more closely reflects its operating performance and is consistent with the reporting practices of other multi-national retailers.

Reduction of Reserve Related to Previously Announced Computer Intrusion(s)

In the Fiscal 2009 fourth quarter, the Company recorded a reduction in its reserve related to the computer intrusion(s) announced in 2007, reflecting insurance recoveries as well as other adjustments, which resulted in an after-tax benefit of approximately $14 million, or $.03 per share. For the full year, the Company recorded a total after-tax benefit of approximately $18 million, or $.04 per share, related to reductions in the reserve. The reserve reflects the Company’s current estimation of probable losses arising from the computer intrusion(s), in accordance with generally accepted accounting principles. The Company continues to assess its potential exposure and the amount of its reserve based on ongoing developments.

Items Impacting Comparability in Fiscal 2009 and Fourth Quarter

There are several factors that impact the comparability of earnings per share detailed in the tables below:

	Full Year
	FY2009	FY2008
	(53 Weeks)	(52 Weeks)
EPS from continuing operations (reported basis)	$2.08	$1.68
Adjusted for non-operating items:
Computer Intrusion Provision	(.04)	.25
Tax-Related Adjustments	(.03)	-
Adjusted EPS from continuing operations	$2.01	$1.93

Foreign currency exchange rates and the 53rd week in Fiscal 2009 also impact the comparability of our results. Overall, the net impact of foreign currency exchange rates for the full year Fiscal 2009 was negative $.05 per share compared to the prior year’s net positive impact of $.01 per share. Excluding these impacts, and the $.09 per share benefit from the Fiscal 2009 53rd week, adjusted earnings per share on a 52-week basis were $1.97, up 3% over the adjusted $1.92 in the prior year.

	Fourth Quarter
	FY2009	FY2008
	(14 Weeks)	(13 Weeks)
EPS from continuing operations (reported basis)	$.58	$.67
Adjusted for non-operating items:
Computer Intrusion Provision	(.03)	(.02)
Adjusted EPS from continuing operations	$.55	$.65

The net impact of foreign currency exchange rates for the fourth quarter of Fiscal 2009 was a negative $.10 per share compared to last year’s net positive impact of $.02 per share. Excluding these impacts and the $.09 per share benefit from the Fiscal 2009 extra week, adjusted earnings per share on a 13-week basis were $.56, down 11% versus the adjusted $.63 in the prior year.

Margins

For the full year Fiscal 2009, the Company’s consolidated pretax profit margin from continuing operations was 7.6% compared with 6.9% last year. Pretax profit margin in the full year was positively impacted by 0.1 percentage points by a reduction in the computer intrusion(s) reserve, while prior year’s pretax profit margin was negatively impacted by 1.0 percentage points by a charge related to that reserve. Excluding these items, pretax profit margins decreased 0.4 percentage points.

The gross profit margin from continuing operations for the full year Fiscal 2009 was 24.2%, which was 0.3 percentage points below the prior year. Increased merchandise margins and the benefit of the 53rd week (0.2 percentage points) were more than offset by buying and occupancy cost deleverage on the 1% comparable store sales increase. Selling, general and administrative costs as a percent of sales were 16.7%, a 0.1 percentage point increase over prior year, with expense deleverage on below-plan comparable store sales partially offset by the Company’s ongoing cost containment efforts.

For the fourth quarter of Fiscal 2009, the Company’s consolidated pretax profit margin from continuing operations was 7.4% compared with 9.1% last year, a decrease of 1.7 percentage points. Reductions to the computer intrusion(s) reserve in both years did not materially impact pretax margin comparisons.

The gross profit margin from continuing operations for the fourth quarter was 22.7%, which was 1.8 percentage points below the prior year. Mark-to-market adjustments from the Company’s inventory-related hedges negatively impacted gross margin comparisons by 1.0 percentage points. The remainder of the gross profit decrease primarily reflects buying and occupancy cost deleverage on the 2% comparable store sales decrease, partially offset by the benefit of the 53rd week (0.7 percentage points). Selling, general and administrative costs as a percent of sales were 15.6%, a 0.1 percentage point decrease from prior year, which was favorable to plan.

Inventory

Total inventories as of January 31, 2009, were $2.6 billion, compared with $2.7 billion at the same time in the prior year. Consolidated inventories on a per-store basis, including the warehouses, at January 31, 2009, were down 5% versus being up 2% at the same time last year. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was down versus last year on a per-store basis. The Company remains very comfortable with the liquidity in its inventory levels which positions it very well to begin a new year with fresh merchandise assortments at great values.

Share Repurchases

During the fourth quarter, the Company spent a total of $65 million in repurchases of TJX stock, retiring 2.7 million shares. As previously reported, the Company reduced its spending in the fourth quarter to repurchase shares, reflecting its conservative approach to managing liquidity in the current, uncertain economic environment. In Fiscal 2009, the Company spent a total of $741 million to repurchase TJX stock, retiring 24.0 million shares.

For Fiscal 2010, the Company currently anticipates spending up to approximately $250 million to repurchase its stock. At current prices, this represents slightly less than 3% of the Company’s outstanding shares. The Company may adjust the amount of this spending up or down depending upon the economic environment.

Discontinued Operations

In the third quarter of Fiscal 2009, the Company sold Bob’s Stores and recorded an after-tax loss of approximately $18 million, or $.04 per share. Historical results have been adjusted to reflect the Bob’s Stores business segment as discontinued operations. Accordingly, the loss on the sale and the operating losses related to Bob’s Stores will not impact results from continuing operations. For Fiscal 2009, including the impact of discontinued operations, net income was $881 million and diluted earnings per share were $2.00.

First Quarter and Full Year Fiscal 2010 Outlook

The Company will provide sales and earnings guidance for the first quarter of Fiscal 2010. However, for the full year, given the uncertain economic environment, the Company will not provide specific sales and earnings guidance. The Company will provide guidance around a number of income statement and balance sheet items, as well as some assumptions related to its Fiscal 2010 plans, on the Company’s conference call today (see below for call/webcast details).

The Company expects the first half of Fiscal 2010 to be considerably more challenging than the second half, given the more difficult comparable store sales comparisons and the more significant negative impact of foreign currency expected during the first half of the year. Further, the major cost reductions that the Company will be implementing (to be discussed further on today’s conference call) will not begin to have a significant impact until the second quarter. For the first quarter of Fiscal 2010, the Company expects earnings per share from continuing operations in the range of $.32 to $.38 on a reported basis, versus $.44 per share last year. The first quarter outlook includes an estimated net $.02 per share negative impact from foreign currency. Prior year’s results included a $.02 benefit from non-recurring FIN 48 tax adjustments as well as a $.01 negative impact from inventory-related hedges. The first quarter outlook is based upon an estimated consolidated comparable stores sales decline in the range of 2% to 4%. It should be noted that first quarter expectations are not indicative of the Company’s outlook for the full year, given the more challenging first half.

Stores by Concept

During the fiscal year ended January 31, 2009, the Company added a total of 123 stores, net of closings, to end the year with 2,652 stores, and increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet
	FY2009		FY2009
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	847	874	25.2	25.9
Marshalls	776	806	24.7	25.5
HomeGoods	289	318	7.1	7.9
A.J. Wright	129	135	3.3	3.4
In Canada:
Winners	191	200	5.6	5.9
HomeSense	71	75	1.7	1.8
StyleSense	-	2	-	0.0
In Europe:
T.K. Maxx	226	235	7.1	7.5
HomeSense	-	7	-	0.1

TJX	2,529	2,652	74.7	78.0

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 874 T.J. Maxx, 806 Marshalls, 318 HomeGoods, and 135 A.J. Wright stores in the United States. In Canada, the Company operates 200 Winners, 75 HomeSense, and 2 STYLESENSE stores, and in Europe, 235 T.K. Maxx and 7 HomeSense stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.

Fiscal Year and Fourth Quarter 2009 Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s full year and fourth quarter Fiscal 2009 results, operations and business trends and Fiscal 2010 expectations. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available at www.tjx.com or by dialing (866) 367-5577 through Wednesday, March 4, 2009.

February Fiscal 2010 Sales Recording

Additionally, the Company expects to release its February 2009 sales results on Thursday, March 5, 2009, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s February sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, March 12, 2009.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone. The Company routinely posts information, including reconciliations of Non-GAAP to GAAP financials, that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: effects of current economic environment; matters relating to the computer intrusion(s) including potential losses that could differ from our reserve, potential effects on our reputation and sales, compliance with orders, and other consequences to the value of our Company and related value of our stock; our ability to successfully expand our store base and increase comparable store sales; risks of expansion and costs of contraction; risks inherent in foreign operations; our ability to successfully implement our opportunistic buying strategies and to manage our inventories effectively; successful advertising and promotion; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; availability of store and distribution center locations on suitable terms; our ability to recruit and retain associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; our ability to execute our share repurchase program; availability and cost of financing; general economic conditions, including fluctuations in the price of oil; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; issues with merchandise quality and safety; import risks; adverse outcomes for any significant litigation; compliance with and changes in laws and regulations and accounting rules and principles; adequacy of reserves; asset impairments and other charges; closing adjustments; failure to meet market expectations; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (Dollars In Thousands Except Per Share Amounts)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	January 31, 2009	January 26, 2008	January 31, 2009	January 26, 2008

Net sales	$5,380,025	$5,391,876	$18,999,505	$18,336,726

Cost of sales, including buying and occupancy costs	4,160,712	4,072,797	14,394,756	13,841,695
Selling, general and administrative expenses	839,531	848,126	3,170,018	3,039,520
Provision (credit) for Computer Intrusion related costs	(23,500)	(18,900)	(30,500)	197,022
Interest expense (income), net	4,527	(1,175)	14,291	(1,598)

Income from continuing operations before provision for income taxes	398,755	491,028	1,450,940	1,260,087
Provision for income taxes	148,059	187,165	536,054	477,655

Income from continuing operations	250,696	303,863	914,886	782,432

Income (loss) from discontinued operations, net of income taxes	-	(2,714)	(34,269)	(10,682)
Net income	$250,696	$301,149	$880,617	$771,750

Diluted earnings per share:
Income from continuing operations	$0.58	$0.67	$2.08	$1.68
Net income	$0.58	$0.66	$2.00	$1.66

Cash dividends declared per share	$0.11	$0.09	$0.44	$0.36
Weighted average common shares – diluted (in thousands)	430,535	456,126	442,255	468,046

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	January 31, 2009	January 26, 2008

ASSETS
Current assets:
Cash and cash equivalents	$453.5	$732.6
Accounts receivable and other current assets	417.6	358.8
Current deferred income taxes, net	135.7	163.5
Merchandise inventories	2,619.3	2,737.4

Total current assets	3,626.1	3,992.3

Property and capital leases, net of depreciation	2,201.2	2,235.2
Other assets	171.4	190.9
Goodwill and tradename, net of amortization	179.5	181.5

TOTAL ASSETS	$6,178.2	$6,599.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$392.9	$-
Accounts payable	1,276.1	1,516.8
Accrued expenses and other liabilities	1,098.9	1,244.2

Total current liabilities	2,767.9	2,761.0

Other long-term liabilities	783.1	831.7
Non-current deferred income taxes, net	127.0	42.9
Long-term debt	365.6	833.1

Shareholders’ equity	2,134.6	2,131.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,178.2	$6,599.9

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	53 Weeks Ended	52 Weeks Ended
	January 31, 2009	January 26, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$880.6	$771.8
Depreciation and amortization	401.7	369.4
Deferred income tax provision (benefit)	132.5	(101.8)
Amortization of stock compensation expense	51.2	57.4
(Increase) in accounts receivable and other assets	(127.1)	(23.4)
(Increase) in merchandise inventories	(68.5)	(112.4)
(Decrease) increase in accounts payable	(141.6)	117.3
(Decrease) increase in accrued expenses and other liabilities	(45.0)	240.8
Other	70.8	55.6

Net cash provided by operating activities	1,154.6	1,374.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(582.9)	(527.0)
Other	14.3	(12.9)
Net cash (used in) investing activities	(568.6)	(539.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(751.1)	(940.2)
Proceeds from sale and issuance of common stock	142.2	134.1
Cash dividends paid	(176.7)	(151.5)
Other	16.7	4.9
Net cash (used in) financing activities	(768.9)	(952.7)

Effect of exchange rate changes on cash	(96.2)	(6.2)

Net (decrease) in cash and cash equivalents	(279.1)	(124.1)
Cash and cash equivalents at beginning of year	732.6	856.7

Cash and cash equivalents at end of year	$453.5	$732.6

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	January 31, 2009	January 26, 2008	January 31, 2009	January 26, 2008

Net sales:
Marmaxx	$3,544,435	$3,412,678	$12,362,122	$11,966,651
Winners	535,394	621,107	2,139,443	2,040,814
T.K. Maxx	619,471	721,186	2,242,057	2,216,218
HomeGoods	481,560	448,201	1,578,286	1,480,382
A.J. Wright	199,165	188,704	677,597	632,661
	$5,380,025	$5,391,876	$18,999,505	$18,336,726

Segment profit (loss):
Marmaxx	$300,616	$324,137	$1,155,838	$1,158,179
Winners	25,018	92,244	236,086	235,128
T.K. Maxx	74,192	66,509	137,612	127,218
HomeGoods	16,632	32,050	42,370	76,224
A.J. Wright	5,300	5,167	2,862	(1,801)
	421,758	520,107	1,574,768	1,594,948

General corporate expenses	41,976	49,154	140,037	139,437
Provision (credit) for Computer Intrusion related costs	(23,500)	(18,900)	(30,500)	197,022
Interest expense (income), net	4,527	(1,175)	14,291	(1,598)
Income from continuing operations before provision for income taxes	$398,755	$491,028	$1,450,940	$1,260,087

The TJX Companies, Inc. and Consolidated Subsidiaries

Notes to Consolidated Condensed Statements

1. During the fourth quarter ended January 31, 2009, TJX repurchased 2.7 million shares of its common stock at a cost of $65 million. On a year to date basis, through January 31, 2009, TJX has repurchased 24.0 million shares of its common stock at a cost of $741 million. TJX records the repurchase of its stock on a cash basis and the amounts reflected in the financial statements may vary from the above due to the timing of settlement of repurchases.

2. On August 19, 2008, the Company sold its Bob’s Stores division. TJX recorded an after-tax loss on the sale in the third quarter of fiscal 2009 of approximately $18 million, or $0.04 per share which was reported as a loss from discontinued operations. In addition, TJX’s historical results were adjusted to reclassify the Bob’s Stores segment results, after tax, as discontinued operations. The historical operating loss of Bob’s Stores during fiscal 2009 through the date of sale, together with the loss from its sale, amounted to a loss from discontinued operations of $34 million, or $0.08 per share.

3. TJX suffered an unauthorized intrusion or intrusions into portions of its computer system that process and store information related to credit and debit card, check and unreceipted merchandise return transactions (the intrusion or intrusions, collectively, the “Computer Intrusion”), which was discovered during the fourth quarter of fiscal 2007, and the related theft of customer data, primarily related to portions of the transactions at its stores (other than Bob's Stores) during the periods 2003 through June 2004 and mid-May 2006 through mid-December 2006.

TJX was not able to reasonably estimate the losses it would incur as a result of the Computer Intrusion until the second quarter of fiscal 2008. Prior to establishing this reserve, TJX expensed the costs related to the Computer Intrusion as incurred. The provision for Computer Intrusion related costs for the fiscal year ended January 26, 2008 was a pre-tax charge of $197 million, which reduced net income for the fiscal year by $119 million, or $0.25 per share. TJX evaluates its provision for Computer Intrusion related costs on an ongoing basis as result of negotiations, settlement of disputes, insurance recoveries and other matters. TJX reduced the provision during the fiscal 2008 fourth quarter by $19 million, which increased net income by $11 million, or $0.02 per share, last year. During the current fiscal year, TJX reduced its provision for Computer Intrusion related costs by $23.5 million in the fourth quarter ended January 31, 2009 and $30.5 million for the full year, increasing fiscal 2009 fourth quarter net income by $14 million, or $0.03 per share, and fiscal 2009 net income by $18 million, or $0.04 per share.

4. Certain amounts in the prior period statements of cash flows have been reclassified for comparative purposes.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Investor and Public Relations
(508) 390-2323